SEPARATION AND RELEASE AGREEMENT

     THIS AGREEMENT is effective the 31st day of December, 1999, by and between Graco Inc., a Minnesota corporation ("Graco"), with its principal offices at 4050 Olson Memorial Highway, Golden Valley, Minnesota 55422 and James A. Earnshaw, an individual, residing at 6407 Oxbow Bend, Chanhassen, MN. 55317 ("Mr. Earnshaw").

     WHEREAS, Mr. Earnshaw is now employed by Graco; and

     WHEREAS, Mr. Earnshaw has resigned as an officer and employee of Graco effective December 31, 1999, and his employment relationship with Graco will be terminated in accordance with the terms of this Agreement.

     NOW, THEREFORE, It is hereby mutually agreed by and between the parties for good and valuable consideration as follows:

     1.   Separation Payment

          On or before January 15, 2000, Graco will pay to Mr. Earnshaw in a lump sum as a separation payment the amount of eight hundred forty thousand dollars ($840,000) dollars, subject to tax withholding and deductions required by law.

      2.  Annual Bonus Plan

          Mr. Earnshaw shall be entitled to payment of a bonus for the year 1999 under the 1999 Corporate Annual Bonus Plan, in accordance with said Plan and when the bonuses thereunder are normally paid.

      3.  Benefits

          Mr. Earnshaw's entitlement to, continuation or cessation of employee benefits following the termination of his employment is described in a letter from the Graco Benefits Department to Mr. Earnshaw's attention, attached hereto as Exhibit A and incorporated herein by reference.

      4.  Stock Options

          The stock options granted to Mr. Earnshaw in accordance with the stock option agreements between Mr. Earnshaw and Graco dated March 1, 1999, shall vest in full and be exercisable for a period of six months after the termination of Mr. Earnshaw's employment in accordance with
          Section 3.A.(ii) of each of said agreements.

      5.  Outplacement Assistance

          Graco shall assume the cost of an outplacement agency used by Mr. Earnshaw to seek other employment, for a period not to exceed one (1) year or upon Mr. Earnshaw securing other employment, whichever first occurs. Said agency, and the costs incurred, shall be mutually agreed upon by Graco and Mr. Earnshaw, and shall be customary for seeking employment at the level of the position Mr. Earnshaw held at Graco.

      6.  Cooperation

          Mr. Earnshaw shall render all reasonable cooperation to Graco in connection with the prosecution or defense of any lawsuit or other judicial or administrative action, including participating as a source of information or witness in any such action. Graco shall reimburse Mr. Earnshaw for any reasonable out-of-pocket expenses (including attorneys' fees, if necessary) incurred by him in connection with rendering such cooperation.

      7.  Confidentiality

          a. Mr. Earnshaw hereby agrees that, for a period of three (3) years after December 31, 1999, he will not, directly or indirectly, disclose any Confidential Information, as defined in subsection
               (b) below, to any other party, and will not in any way use such Confidential Information in the course of his business or employment during said period.

          b. As used herein, the term "Confidential Information" shall mean all information which is treated as confidential or proprietary by Graco in the normal course of its business, including, without limitation, documents so marked, or is a trade secret of Graco, which has been disclosed by Graco to Mr. Earnshaw including, without limitation, information relating to Graco products, processes, product development or research, equipment, machinery, apparatus, business operations, financial results or condition, strategic plans or projections, customers, suppliers, marketing, sales, management practices, technical information, drawings, specifications, material, and the like, and any knowledge or information developed by Mr. Earnshaw relating to the same, provided, however, that Confidential Information shall not include information which is at the time of disclosure, or thereafter becomes, a part of the public domain through no act or omission by Mr. Earnshaw or information which Mr. Earnshaw is required to disclose in a court or other judicial proceeding or is otherwise legally required to disclose.

          c. The provisions of this Section 7 are in addition to, and not in lieu of, the fiduciary and other duties and obligations of Mr. Earnshaw as an employee, officer and director of Graco, and this
               Section 7 does not limit said obligations in any way, by time or otherwise.

      8.  Release

          a. Except with respect to the provisions of this Agreement Mr. Earnshaw hereby releases and forever discharges Graco and its officers, employees, agents, successors, and assigns from any and all claims, causes of action, demands, damages, liability and responsibility whatsoever, arising prior to the date of this Agreement, including without limitation, any rights or claims for further compensation, or any rights to participate in any Company-sponsored program relating to the purchase or acquisition of any Graco common stock, preferred stock, or other equity in Graco or any subsidiary thereof (except as specifically provided in this Agreement), or any right or claim Mr. Earnshaw may have or assert under the common law or any state, municipal, federal, or other statute or regulation regarding the rights of employees generally or based on discrimination on the basis of race, creed, gender, age, or other protected status. This Section 8 shall not affect Mr. Earnshaw's rights to indemnification as an officer, director, and employee of Graco under Graco's by-laws and applicable Minnesota law nor any rights which he has accrued by participating in any Graco benefit plan, subject to the provisions of this Agreement and the terms and conditions set forth in such plan as of his resignation date.

          b.   Mr. Earnshaw certifies, represents and agrees that:

               (i)   this Agreement is written in a manner that he understands;

               (ii) he understands that this Section 8 specifically waives any rights or claims he may have arising under federal, state, and local laws prohibiting employment discrimination, such as the Age Discrimination in Employment Act, the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act and/or any claims for damages or for injuries based on common law theories of contract, quasi-contract or tort;

               (iii) the waiver herein of rights or claims are to those which may have arisen prior to the execution date of this Agreement;

               (iv) a portion of the consideration set out in this Agreement is in addition to compensation that he may already have been entitled to;

               (v) he has been specifically advised in writing to consult with an attorney prior to executing this Agreement;

               (vi) he has been informed that he has a period of at least twenty-one (21) calendar days within which to consider this Agreement;

               (vii) he specifically understands that he may revoke this Agreement for a period of at least fifteen (15) calendar days following his execution of this Agreement, and that this Agreement is not effective or enforceable until the fifteen (15) day revocation period has expired;

               (viii) if  he  decides  to  revoke  this  Agreement  within  said fifteen (15) day period, he should provide written notice to the Vice President, General Counsel and Secretary, delivered in person or by mail. If his revocation is sent by mail, it must be postmarked on or before January 15, 2000, properly addressed to Robert M. Mattison, Vice President, General Counsel and Secretary, Graco Inc., P.O. Box 1441, Minneapolis, MN 55440, and sent by certified mail, return receipt requested. Mr. Earnshaw understands that Graco will have no obligation to pay him anything under this Agreement if he revokes his acceptance within the time limit specified, and that he will be obligated to immediately refund to Graco all sums paid to him by Graco pursuant hereto.

               (ix) Mr. Earnshaw expressly agrees that the waiver of his rights pursuant to the Agreement is knowing and voluntary on his part.

      9.  Applicable Law

          Except to the extent governed by federal law, this Agreement and any controversies between the parties shall be governed by and construed in accordance with the laws of the State of Minnesota.

     10.  Entire Agreement

          This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and, except as otherwise specifically provided herein specifically supersedes and replaces any and all prior written or oral agreements or understandings, including but not limited to the letter agreement between Mr. Earnshaw and Graco dated December 22, 1998. This Agreement may not be amended except in a writing signed by authorized representatives of both parties.

     11.  Headings

          The headings of the paragraphs herein are included solely for the convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals on the day and year first above written.

GRACO INC.


By: /s/David A. Koch
    ------------------------------------
         David A. Koch
         Chairman

JAMES A. EARNSHAW

/s/James A. Earnshaw
------------------------------

                                                                       Exhibit A

January 5, 2000



Mr. James A. Earnshaw
6407 Oxbow Bend
Chanhassen, MN  55317

Dear Jim:

This letter will review the status of your Graco benefit programs following your termination of employment with the Company, and advise you of decisions that need to be made concerning these programs. In summarizing the benefits in this letter, December 31, 1999 was used as your last day of employment.

Health Coverage

Your group Health coverage through HealthPartners would normally end December 31, 1999. You have the option to retain family coverage until you are eligible for coverage through a new employer, or for a period of 18 months, whichever is shorter. Coverage can be extended from January, 2000 through June, 2001. You have the option of continuing coverage for three months at the employee rate of $84.44 per month. You may then extend coverage for an additional 15 months by paying the full monthly premium of $538.40. Premium rates and benefit levels are subject to future changes. You have 60 days from the date of your separation or the date of this letter, whichever is longer, to elect continuation coverage.

It will be your responsibility to pay the monthly premium to Graco to continue your Health coverage. Your first check or money order should be made payable to Graco Inc., and sent to the Benefits Department on or before January 17, 2000, to guarantee uninterrupted medical coverage. Subsequent checks should be received by the Payroll Department no later than the first of each month. Failure to make timely payments will result in the automatic termination of coverage. You will not receive any statements or reminders. Please indicate on the enclosed form whether you elect to continue your Health coverage. If you elect to continue coverage, continuation coupons will be sent to you indicating your monthly premium amount.

Please note: If you elect continuation coverage after the date your coverage would normally end, you must submit premium payments retroactive to the time your coverage as an employee ceased. In addition, any medical expenses you incur during this period will be delayed in processing until coverage is reinstated.

Dental Coverage

Your Dental coverage through Prudential would normally end December 31, 1999. You have the option to retain family coverage until you are eligible for coverage through a new employer, or for a period of 18 months, whichever is shorter. Your coverage can be extended from January, 2000 through June, 2001. You have the option of continuing coverage for three months at the employee rate of $25.08 per month. You may then extend coverage for an additional 15 months by paying the full monthly premium of $79.89. This continuation coverage will be through Delta Dental. Premium rates and benefit levels are subject to future changes. Payment is handled in the same manner as Health coverage. Please indicate on the enclosed form whether you elect to continue your Dental coverage.

Business Travel Accident, Seatbelt Accident, Dependent Life Insurance, and Disability Coverages

Your Business Travel Accident, Seatbelt Accident, Dependent Life Insurance, and Disability coverages ended on December 31, 1999. There are no provisions to extend coverages.

Life Coverage

Your Basic and Supplemental Life coverage would normally end on December 31, 1999. You have the option of extending your $200,000 Basic Life coverage and your $360,000 Supplemental Life coverage until you are eligible for coverage through a new employer, or for a period of 18 months, whichever is shorter. Coverage can be extended from January, 2000 through June, 2001, by paying the following monthly premium:

         o  Basic Life Coverage                       $54.00
         o  Supplemental Life Coverage                187.20
                                                      ------
                  Total                     $241.20 Per Month

Premium rates are subject to future changes. Please indicate on the enclosed form whether you elect to continue your Life coverage.

Conversion to a private policy is available either when your coverage as an employee ends or after you complete the full 18 month extension. You may convert any increment of $1,000, from a minimum of $5,000 up to a maximum of your total coverage through Graco. If you convert now, conversion is to a whole life policy with the rate set for the life of the policy. Payments can be established on a quarterly, semi-annual or annual basis. If you convert after your 18 month extension, conversion is to a three year renewable term policy. Your premium will be adjusted every three years to reflect your new age. Premiums are paid on an annual basis only. If you wish to convert to a private policy, it is your responsibility to contact us for a conversion form. You have 31 days from the date your coverage would normally end to make this conversion.

Executive Long Term Disability Policy

Your Executive Long Term Disability Policy with Graco will end on December 31, 1999. Chaffee and Westenberg Companies, brokers for the Plan, will contact you regarding conversion rights.

Expense Reimbursement Account

You were enrolled in Graco's health care expense reimbursement account for the 1999 plan year. Claims on expenses incurred prior to leaving Graco may be filed between now and February 29, 2000. Thereafter, remaining funds will be forfeited.

Vacation

Payment for any hours of unused vacation will be forwarded to you.

Graco Employee Investment Plan

You are eligible for a distribution from your Employee Investment Plan account. As of January 3, 2000, your account balances are as follows:

                  Pre-Tax Account               $7,929.98
                  Employer Account               1,941.43
                                                ---------
                  Total EIP Account             $9,871.41
                                                =========

You may elect one of the following distribution options:

    o Single lump sum distributed in cash.

    o Installment payments paid annually, quarterly, or monthly, in cash.

    o Defer distribution until the close of the calendar year in which you reach age 70 1/2. (Note: This is the maximum age to which distribution can be deferred. Distribution may be deferred to an earlier date.)

    o Rollover of Pre-Tax and Employer contributions and investment earnings to Individual Retirement Account (IRA) or new employer plan. A rollover may be made directly to your IRA or new employer plan, without withholding taxes being applicable. Graco stock may be distributed in cash or stock, depending on the requirements of the new employer plan. A rollover may be distributed to you for transmission to a new plan, but a 20% withholding will apply (see the enclosed Special Tax Notice).

You have not paid taxes on any of these funds, and the entire account balance will be taxable to you when funds are distributed. You should note that the taxable portion of your account balance is subject to federal income tax. If you receive any payment before you reach age 59 1/2, an additional 10% income tax penalty will apply to all taxable amounts. These include your Pre-Tax contributions, Employer contributions, and earnings on all accounts.

A request for distribution of Employee Investment Plan assets can be made 30 days after your employment separation date. Please contact the Plan's Helpline at (888) 319-9451, or (612) 316-1355 in Minneapolis/St. Paul. You will receive a form from Norwest to access a total distribution in either a single lump sum cash payment, or a direct rollover to another employer plan or qualified IRA. Complete and return the form to Norwest for processing. An application received prior to 30 days after separation from employment cannot be processed.

If you decide to defer distribution of your account, you do not need to take any action at this time.

Graco Employee Retirement Plan

The Employee Retirement Plan provides a vested benefit at retirement age for employees who have completed five years of service with the Company. Your period of service with Graco was less than five years, therefore, you are not entitled to a retirement benefit.

We advise you review the enclosed Special Tax Notice for information regarding the federal tax implications of decisions made with respect to Graco Employee Benefit Plans.

Please complete and return the enclosed paperwork at your earliest convenience. If you have any questions concerning your benefits, please contact me at (612) 623-6628.

Sincerely,


/s/Carolyn Haeger
Carolyn Haeger
Benefits Technician

                    CERTIFICATE OF GROUP HEALTH PLAN COVERAGE

* IMPORTANT - This certificate provides evidence of your prior health coverage. You may need to furnish this certificate if you become eligible under a group health plan that excludes coverage for certain medical conditions that you have before you enroll. This certificate may need to be provided if medical advice, diagnosis, care, or treatment was recommended or received for the condition within the 6-month period prior to your enrollment in the new plan. If you become covered under another group health plan, check with the plan administrator to see if you need to provide this certificate. You may also need this certificate to buy, for yourself or your family, an insurance policy that does not exclude for medical conditions that are present before you enroll.

 1.  Date of this certificate:                 January 5, 2000

 2.  Name of group health plan:                HealthPartners

 3.  Name of participant:                      James Earnshaw

 4.  Social Security Number of participant:    ###-##-####

 5. Name of any dependents to whom this certificate applies: Judith, Emilie, and Alexander Earnshaw

 6. Name, address, and telephone number of plan administrator or Issuer responsible for providing this certificate:

                      Graco, Inc.
                      P.O. Box 1441
                      Minneapolis, MN  55440

 7.  For further information, call:  (612) 623-6628

 8. If the individual(s) identified in line 3 and line 5 has at least 18 months of creditable coverage (disregarding periods of coverage before a 63-day break), check here __ and skip lines 9 and 10.

 9.  Date waiting period or affiliation period (if any) began:     March 1, 1999

10.  Date coverage began:   March 1, 1999

11.  Date coverage ended:  December 31, 1999

Note: separate certificates will be furnished if information is not identical for the participant and each beneficiary.